Exhibit 10.1

Execution Version

RMB 4,000,000,000

CREDIT AGREEMENT

Dated as of 30 June, 2011

Among

CORNING DISPLAY TECHNOLOGIES (CHINA) CO., LTD.

as Borrower

and

BANK OF CHINA LIMITED, BEIJING BRANCH

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD., BEIJING BRANCH

STANDARD CHARTERED BANK (CHINA) LIMITED, BEIJING BRANCH

CITIBANK (CHINA) CO. LIMITED, BEIJING BRANCH

as Initial Lenders

and

BANK OF CHINA LIMITED

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD.

STANDARD CHARTERED BANK (CHINA) LIMITED

as Mandated Lead Arrangers and Bookrunners

and

CITIBANK (CHINA) CO. LIMITED

as Arranger

and

STANDARD CHARTERED BANK (CHINA) LIMITED, BEIJING BRANCH

as Agent

CREDIT AGREEMENT

Dated as of 30 June, 2011

CORNING DISPLAY TECHNOLOGIES (CHINA) CO., LTD. , a PRC enterprise (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BANK OF CHINA LIMITED, BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD., STANDARD CHARTERED BANK (CHINA) LIMITED, as mandated lead arrangers and bookrunners, and CITIBANK (CHINA) CO. LIMITED (the “Arrangers”), and STANDARD CHARTERED BANK (CHINA) LIMITED BEIJING BRANCH, as facility agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Consolidated EBITDA” means Consolidated EBITDA plus any net cash received from Equity Affiliates, minus any net cash paid to Equity Affiliates, minus any income from Equity Affiliates plus any income to Equity Affiliates.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote five percent (5%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Lending Office” means the office or offices registered in Beijing and notified by a Lender to the Agent in writing and agreed by the Borrower on or before the date on which it becomes a Lender (or, following that date, by not less than five (5) Business Days’ prior written notice, in case of any change of its Applicable Lending Office provided always that such change shall have been agreed to by the Borrower) as the office or offices through which it will perform its obligations hereunder.

“Applicable Interest Rate” has the meaning specified in Section 2.06.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in respect of anything which will be fully or partly prohibited or restricted by law if a governmental agency intervenes or acts in any way within a specified period after lodgement filing, registration or notification, the expiry of that specified period without intervention or action.

“Availability Period” means the period from and including the Execution Date to and including the date that is eighteen (18) months after the Execution Date.

“Base Rate” means the annual interest rate applicable to RMB term loans having a term of between three (3) and five (5) years as published by the People’s Bank of China on its official website on the corresponding Interest Rate Determination Date.

“Borrower” has the meaning specified in the Preamble to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances made by each of the Lenders pursuant to Section 2.01.

“Break Costs” means the amount (if any) by which:

(a)	the present value of the amount of interest (representing the cost of funding and excluding any margin or mark-up) which a Lender would have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Borrowing or Unpaid Sum through the earlier of the Repayment Date in respect of that Borrowing or Unpaid Sum and the next Interest Rate Determination Date, had the principal amount or Unpaid Sum received been paid on the earlier of the applicable Repayment Date and the next Interest Rate Determination Date;

exceeds:

(b)	the present value of the amount of interest (representing the cost of funding and excluding any margin or mark-up) which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the PRC interbank market for a period starting on the Business Day following receipt or recovery of the principal amount or Unpaid Sum and ending on the earlier of the applicable Repayment Date or the next Interest Rate Determination Date.

Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Beijing, Shanghai and Hong Kong.

“Commitment” means:

(a)	in relation to any Initial Lender, the amount set opposite the name of such Lender under the heading “Commitment” in Schedule 1 (The Initial Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled, reduced or transferred by it in accordance with the terms of this Agreement.

“Compliance Certificate” means an executed certificate delivered pursuant to Section 5.01(n)(iii) and signed by one authorized signatory of the Guarantor substantially in the form set out in Schedule 4 (Form of Compliance Certificate) hereto.

“Consigned Disbursement” means the disbursement of loan proceeds by the Agent into the Loan Disbursement Account and payment of the same from such account instantly upon the instruction of the Borrower by the Agent to the respective transactional counterparty/payee. The Borrower shall submit at the same time copies of invoices and/or commercial contract and/or the other underlying transaction documents in connection with such payments.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Consolidated EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income (before discontinued operations) of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization of intangibles or financing or acquisition costs, and (v) all other non-cash charges and non-cash losses for such period (including, but not limited to, stock option expense and restructuring and impairment charges), minus (c) the sum of, in each case to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any credit for income tax, (ii) gains from extraordinary items for such period, (iii) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (iv) cash payments for previously reserved charges and (v) any other non-cash gains which have been added in determining Consolidated Net Income.

“Consolidated Interest Expense” means, for any period for any Person, all items that, in accordance with GAAP, would be classified as interest expense on a Consolidated statement of income of such Person for such period.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis in conformity with GAAP.

“Consolidated Net Worth” means, at any time, stockholders’ equity as set forth or reflected on the most recent Consolidated balance sheet of the Guarantor and its Subsidiaries, plus the sum of minority interests, convertible preferred securities, and preferred stock, all determined in accordance with GAAP and consistently applied.

“Consolidated Total Capital” means, at any time, the sum of (a) Consolidated Net Worth, and (b) Consolidated Debt for Borrowed Money.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dispute” has the meaning specified in Section 8.12.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Affiliate” means any Person which the Guarantor accounts for in its Consolidated financial statements on an equity basis pursuant to GAAP.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Amount” has the meaning specified in Section 2.02(b).

“Execution Date” means the date as of which this Agreement has been executed and delivered.

“Existing Lender” has the meaning specified in Section 8.07(a).

“Fee Letter” means any letter or letters dated on or about the Execution Date by and between the Arrangers and the Borrower (or by and between the Agent and the Borrower), setting out any of the fees referred to in Section 2.03 or in any other Finance Documents.

“Final Maturity Date” means the date that is sixty (60) months after the first Utilisation Date hereunder, and if that date is not a Business Day, the immediately preceding Business Day.

“Finance Documents” means this Agreement, the Guaranty, any Fee Letters, and any other documents designated as such by the Agent and the Obligors (or by the Arranger and the Obligors).

“Finance Parties” means the Agent, the Arrangers and the Lenders, and a “Finance Party” means any of them.

“Financial Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of any interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (h) all Financial Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Financial Indebtedness referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Financial Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Financial Indebtedness.

“First Guaranty” means the guaranty letter prepared in the form and substance as set out in the First Part of Schedule 5 (Form of First Guaranty) and issued by the Guarantor on or about the Execution Date in accordance with its resolutions of the executive committee of the board of directors dated March 3, 2011, under which the maximum of principal amount to be guaranteed is USD650,000,000, and the First Guaranty will expire on the date that the Agent has received the Second Guaranty issued by the Guarantor in favor of the Agent for and on behalf of the Finance Parties, which shall be in the same form and substance as set out in the Second Part of Schedule 5 (Form of Second Guaranty).

“GAAP” has the meaning specified in Section 1.03.

“Guarantor” means Corning Incorporated, a New York corporation.

“Guaranty” means the First Guaranty or, as the case may be, the Second Guaranty.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Initial Lenders” has the meaning specified in the Preamble to this Agreement.

“Interest Payment Date” means the 21st day of March, June, September and December of each year during the term of this Agreement, and the first Interest Payment Date of an Advance shall be the first of such dates after the Utilisation Date and the last Interest Payment Date shall be the last of such dates before the Final Maturity Date or such earlier date on which all Borrowings and other obligations under this Agreement have been paid in full.

“Interest Rate Determination Date” means (a) in respect of each Borrowing, the Utilisation Date of that Borrowing (for the period commencing from such Utilisation Date (inclusive) and ending on the next Interest Payment Date (exclusive)), or (b) in respect of any Borrowing utilised but unpaid, each Interest Payment Date (for the period commencing from such Interest Payment Date (inclusive) and ending on the next Interest Payment Date (exclusive)).

“Lender” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07.

“Lien” means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement (whether by way of assignment, trust, title retention or otherwise) which has the effect of creating security or payment priority (including, without limitation, the deposit of monies or property with a person with the intention of affording such person a right of set-off or lien), any sale and leaseback, sale and repurchase or deferred purchase arrangements and any other agreement or arrangement having substantially the same or similar economic effect as any of the foregoing.

“Loan Disbursement Account” means the account opened by the Borrower with the Agent solely for the purpose of collecting the loan proceeds advanced by the Lenders under this Agreement.

“Majority Lenders” means at any time Lenders owed at least fifty one percent (51%) in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least fifty one percent (51%) in interest of the Total Commitment, unless otherwise provided in Section 8.01(b).

“Market Disruption Notice” has the meaning specified in Section 2.07.

“Material Adverse Effect” means any change in the Obligors that would reasonably be expected to have a material adverse effect on (a) the business, assets or financial condition of the Obligors and their Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under the Finance Documents or (c) the ability of any Obligor to perform fully and punctually its payment obligations under the Finance Documents.

“New Lender” has the meaning specified in Section 8.07(a).

“Non-performing Advances” has the meaning specified in Section 2.02(g).

“Non-performing Lender” means, at any time, any Lender that, as reasonably determined by the Agent at such time (a) has failed to perform any of its funding obligations hereunder, within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Obligors or the Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Non-performing Lender upon receipt of such written confirmation by the Agent and the Borrower, or (d) (i) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (ii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Non-performing Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the PRC or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person. However, a Non-performing Lender shall cease to be a Non-performing Lender if (A) before the Borrower gives notice under Section 2.02(h), a Non-performing Lender performs its funding obligations which were not performed previously as identified in items (a), (b) and (c) above; for which the Agent shall promptly send a notice to such Non-performing Lender, the Finance Parties and the Borrower, (B) a Non-performing Lender has completed the transfer of all or part of its rights and obligations under the Finance Documents to a Replacement Lender in accordance with Section 2.02; or (C) the Unused Commitments of all Lenders (including such Non-performing Lender) are cancelled in accordance with the terms of this Agreement. If any Lender becomes a Non-performing Lender in accordance with above item (d), such Lender shall promptly notify the Agent of the same.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligors” mean the Borrower and the Guarantor and an “Obligor” means either of them.

“Original Financial Statements” means the audited and consolidated financial statements of the Guarantor for the year ended December 31, 2010.

“Performing Lenders” has the meaning specified in Section 2.02(g).

“Permitted Disposal” means any sale, lease, transfer or other disposition of assets or rights: (a) made in the ordinary course of business of the Borrower; (b) in exchange for other assets or rights comparable or superior as to type, value and quality; (c) made with the prior consent of the Majority Lenders; (d) made for market value for full cash consideration and on arm’s length terms; (e) that are obsolete or redundant on normal commercial terms and on arm’s length basis; (f) pursuant to the sale and/or lease of the Borrower’s manufacturing facility built as a result of the Project; (g) made by the Borrower to any of its Affiliates without having a Material Adverse Effect; and (h) any other disposal of Borrower’s assets or rights that in each such instance do not exceed RMB 10,000,000.

“Permitted Liens” means: (a) any Lien comprising a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for netting debit and credit balances; (b) any Lien arising by operation of law and in the ordinary course of business; (c) any Lien upon or in any assets acquired or held by the Borrower, other than assets constituting all or a portion of the Project, to secure the purchase price of such assets or to secure debt incurred solely for the purpose of financing the acquisition, improvement or construction of such assets (including any Liens placed on such assets within one hundred and eighty (180) days after the latest of the acquisition, completion of construction or improvement of such assets), or Liens existing on such assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such assets) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any assets of any character other than the assets being acquired, improved or constructed and no such extension, renewal or replacement shall extend to or cover any assets not theretofore subject to the Lien being extended, renewed or replaced, and provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause shall not exceed RMB150,000,000 at any time outstanding; (d) any Lien arising under customary general business conditions in the ordinary course of business; (e) any Lien created with the prior consent of the Majority Lenders; (f) any Lien arising out of title retention provisions in a supplier’s standard conditions of supply in respect of goods acquired by the Borrower in the ordinary course of business; (g) any Lien created in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security; (h) any Lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by any Lien permitted by any of the foregoing clauses, provided that the principal amount of such indebtedness is not increased and is not secured by additional assets of the Borrower; (i) any Lien arising from or related to the disposition, sale, or lease of assets or the related land rights pursuant to the sale and/or lease of the Borrower’s manufacturing facility built as a result of the Project; (j) any Lien created under any capital lease on the assets that are the subject of such lease; and (k) any Liens not covered by clauses (a) through (j) above where the amount of the obligation secured by such Lien does not exceed in each such instance RMB 10,000,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PRC” or “China” means the People’s Republic of China, which for the purposes hereof shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Project” has the meaning specified in Section 2.16.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the Total Commitment at such time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Repayment Date” means each date of repayment of the Advance set out in the left column of the schedule in Section 2.05.

“Repeating Representations” means each of the representations and warranties set out in Section 4.01 (a), (b), (c), (d), (f), (h), (i), (j), (k) and (l).

“RMB” denotes the lawful currency of the PRC.

“Second Guaranty” means the guaranty letter to be issued by the Guarantor after the Execution Date in the form and substance as set out in the Second Part of Schedule 5 (Form of Second Guaranty) hereto.

“Self-controlled Disbursement” means that the Agent will disburse loan proceeds into the Loan Disbursement Account of the Borrower, and which the Borrower will determine, in its own discretion, when and how to pay the proceeds to its respective counterparty.

“Subsidiary” of any Person means any corporation, partnership, joint venture or limited liability company of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (b) the interest in the capital or profits of such limited liability company, partnership or joint venture is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Total Commitment” means the aggregate of the Commitments by the Lenders hereunder, being RMB 4,000,000,000 on the Execution Date.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) hereto, which is approved by or revised pursuant to the reasonable requirements of the Agent, or in any other form agreed by the Agent and the Borrower, which agreement may not be unreasonably withheld or delayed.

“Transfer Date” means, in respect of any transfer, the later of: (a) the proposed Transfer Date specified in the Transfer Certificate; and (b) the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender).

“USD” denotes the lawful currency of the United States of America.

“Utilisation Date” means with respect to each Borrowing, the date on which the Advances comprising such Borrowing are made.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(n) (“GAAP”).

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower at the Applicable Interest Rate from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount which is not more than the total Unused Commitment for all Lenders and which is a minimum of RMB2,000,000 or, if less, the total Unused Commitment.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than the fifth Business Day prior to the date of the proposed Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by fax. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by fax substantially in the form set out in Schedule 3 (Form of Notice of Borrowing) hereto, specifying therein the requested (i) Utilisation Date of such Borrowing, and (ii) amount of such Borrowing. If the whole or any part of the Borrowing will be used to make payment denominated in a foreign currency, the Borrower shall specify in the Notice of Borrowing both the payment amount denominated in foreign currency and the equivalent RMB amount calculated by using the exchange rate announced and provided by the Agent on the date of Notice of Borrowing. The first Utilisation Date shall be within three (3) months from the Execution Date. Each Lender shall, subject to Section 3.01, not later than 10:00 a.m. (Beijing time) on the requested Utilisation Date, make available to the Agent for the account of its Applicable Lending Office at the account as designated by the Agent, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by crediting the funds to the Loan Disbursement Account. Any Unused Commitment undrawn at the end of the Availability Period shall be cancelled.

(b) If the Borrowing amount set out in the Notice of Borrowing equals or exceeds RMB 5,000,000, the Consigned Disbursement method will apply, in which case: (i) the Borrower shall submit to the Agent, together with the Notice of Borrowing, necessary information and documents with respect to the Borrowing, including the payee, the payee account number, the payment amount, the purpose of the proceeds and any other necessary information reasonably requested by the Agent for the purpose of such Borrowing, accompanied by copies of the supporting documents of invoices and/or contracts at the same time, and the Agent will provide a copy of the aforesaid supporting documents to all Lenders after the Agent receives such supporting documents; (ii) upon the proceeds of the Lenders’ Advances being credited to the Loan Disbursement Account, the Agent shall remit such proceeds directly to the account of each of the payee(s) based on the information and documents provided by the Borrower and, if, on the Utilisation Date, the RMB amount in the Loan Disbursement Account is insufficient to pay all the amounts proposed to be paid, the Agent shall, unless otherwise notified by the Borrower in writing, pay the payees based on the payment due dates (i.e., earlier due dates to be paid first); (iii) if any amount remitted to a payee by the Agent pursuant to the above is returned to the Agent due to incomplete or incorrect payment instructions from the Borrower, the Agent shall remit the returned amount back to the Loan Disbursement Account (and upon receipt of corrected payment instructions from Borrower, the Agent will remit promptly such proceeds directly to the accounts of the payee); and (iv) notwithstanding the above, loan proceeds under the Borrowings shall not be paid from the Loan Disbursement Account to any other accounts of the Borrower with the Agent or any other financial institutions, unless any such payment instruction is explained to the

Agent in advance with justification documents satisfactory to the Agent. If any payment is to be made in a foreign currency, the Agent shall make such payment in such foreign currency and for such purpose calculate the amount in RMB for such payment in such foreign currency 2 (two) Business Days prior to the relevant Utilisation Date (or in the case of a payment by using an Excess Amount, the relevant payment date) using the exchange rate announced and provided by the Agent on the day of calculation. For any Borrowing, if (A) the amount of the Borrowing exceeds the amounts actually paid and the excess amount (the “Excess Amount”) is more than RMB5,000,000, such Excess Amount shall be retained in the Loan Disbursement Account. At least 5 (five) Business Days prior to any payment using such Excess Amount, the Borrower shall submit to the Agent necessary information and documents with respect to such payment, including the payee, the payee account number, the payment amount, the purpose of the proceeds and any other necessary information reasonably requested by the Agent for the purpose of such payment, accompanied by copies of the supporting documents of invoices and/or contracts at the same time, and the Agent will provide a copy of the aforesaid supporting documents to all Lenders after the Agent receives such supporting documents. The Agent will remit payments from the Excess Amount directly to the relevant payee(s) on the due date(s), based on the information and documents provided by the Borrower. The Borrower shall use any Excess Amount for payments (up to such Excess Amount) to which the Consigned Disbursement method provided in Section 2.02 (b) applies before the Borrower makes further payment using Consigned Disbursement. For the avoidance of doubt, if the amount of the relevant payment exceeds such Excess Amount, the Borrower may use Consigned Disbursement to pay the remaining amount of such payment; or (B) the Excess Amount is less than RMB5,000,000, such Excess Amount can be used by the Borrower in the Borrower’s discretion; provided the Borrower shall provide to the Agent copies of the supporting documents, invoices and/or contracts (if any) in relation to the usage of such Excess Amount no later than ten (10) Business Days after the payment date (or any longer period as reasonably approved by the Agent), and the Agent will provide a copy of the aforesaid supporting documents to all Lenders after the Agent receives such supporting documents.

(c) If the amount requested in the Notice of Borrowing is less than RMB 5,000,000, the Self-controlled Disbursement method will apply, in which case the Agent will, upon receipt of funds from the Lenders, transfer such funds promptly into the Loan Disbursement Account, and at such time the Borrower: (i) may use the proceeds of the Lenders’ Advances credited to the Loan Disbursement Account at its discretion, subject to the requirements of this Agreement; and (ii) shall provide to the Agent copies of the supporting documents, invoices and/or contracts (if any) in relation to the usage of such proceeds no later than fourteen (14) Business Days after the Utilisation Date (or any longer period as reasonably approved by the Agent), and the Agent will provide a copy of the aforesaid supporting documents to all Lenders after the Agent receives such supporting documents; and (iii) shall submit to the Agent information documenting the usage of such proceeds on quarterly basis or upon reasonable prior notice from the Agent from time to time; and (iv) authorizes the Agent to regularly disclose the transaction information of the Loan Disbursement Account to the Lenders on a calendar quarterly basis or upon request from a Lender from time to time.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

(e) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02 (a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate as calculated by the Agent to reflect its cost of funds.

(f) The failure of any Lender to make its Advance with respect to any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make its Advance on the date of any Borrowing, except as provided in paragraph (g) below.

(g) If any one or more Lenders have become a Non-performing Lender, so long as no Default has occurred and is continuing, Lenders that are not Non-performing Lenders (“Performing Lenders”) are not obliged to but will use their best efforts to reallocate and make the Advances (“Non-performing Advances”) to be made by such Non-performing Lenders for each proposed Borrowing in accordance with such Performing Lenders’ respective Ratable Shares (for which purpose the Commitment(s) of the Non-performing Lender(s) shall not be counted), but only to the extent of each Performing Lender’s Unused Commitment. After the reallocation of such Non-performing Advances and before the Borrower gives notice under Section 2.02 (h), such Non-performing Lender may pay each Performing Lender an amount equal to the Non-performing Advances reallocated to that Performing Lender on any Interest Payment Date, upon which the Non-performing Advances shall be deemed to have been made by such Non-performing Lender and such Non-performing Lender shall cease to be a Non-performing Lender.

(h) The Borrower may, at any time a Lender has become a Non-performing Lender for a consecutive period of more than one (1) month, by giving five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Section 8.07 all or part of its rights and obligations under the Finance Documents to a Lender or other bank or financial institution (a “Replacement Lender”), selected by the Borrower and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender. At the request of the Borrower, each Lender will use its best effort to (a) obtain necessary approvals to be a Replacement Lender or (b) find a Replacement Lender.

(i) The Borrower shall, prior to the third Business Day of each month during the Availability Period, submit to the Agent the borrowing plan of the next month substantially in the form set out in Schedule 2 (Form of Borrowing Plan), setting out the proposed borrowing amount and the Utilisation Date (if such information is available at the time of submitting the borrowing plan). For avoidance of doubt, if such borrowing plan is inconsistent with a subsequent Notice of Borrowing, the latter shall prevail.

SECTION 2.03. Fees.

(a) Commitment Fee. During the Availability Period or until the earlier cancellation thereof, the Borrower shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of 0.15% per annum on that Lender’s Unused Commitment. The accrued commitment fee is payable on (i) the last day of each successive period of three (3) months which starts on the Execution Date and ends on the last day of the Availability Period, (ii) on the last day of the Availability Period and, (iii) if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective. Without prejudice to the Commitment of each Lender, any Non-performing Lender shall waive the commitment fee charged for each day actually elapsed on such Non-performing Lenders’ Unused Commitment during the entire period that such Non-performing Lender is a Non-performing Lender. The Non-performing Lender shall pay to the Borrower any commitment fee having been collected but waived by it pursuant to the above at the end of the immediately following quarter.

(b) Participation Fee.

The Borrower shall pay to the Arrangers such participation fees in the amount and at the times agreed in the applicable Fee Letter.

(c) Agent’s Fee. The Borrower shall pay to the Agent for its own account such fees in the amount and at the times agreed in the applicable Fee Letter.

SECTION 2.04. Optional Termination or Cancellation of the Commitments. The Borrower shall have the right, upon at least five (5) Business Days’ prior written notice to the Agent, to terminate in whole or permanently cancel ratably in part the Unused Commitments of the Lenders during the Availability Period without penalty, provided that each partial cancellation shall be in minimum amount of RMB 20,000,000 and its integral multiples of RMB 1,000,000 and shall reduce each Lender’s available Commitment ratably. Any amount terminated or cancelled shall not be reinstated.

SECTION 2.05. Repayment of Advances. The Borrower shall repay to the Agent the Ratable Share of the Lenders on each applicable Repayment Date, together with accrued interest, the aggregate principal amount of the Advances made to the Borrower then outstanding at the end of the Availability Period as follows:

Repayment Date	Percent of the Borrowing utilised and outstanding as at the end of the Availability Period
30 months after the first Utilisation Date	43%
36 months after the first Utilisation Date	12%
42 months after the first Utilisation Date	12%
48 months after the first Utilisation Date	15%
54 months after the first Utilisation Date	8%
60 months after the first Utilisation Date	10%

SECTION 2.06. Interest on Advances. (a) Interest Rate. The interest rate on each Borrowing under this Agreement shall be equal to one-hundred and five percent (105%) of the corresponding Base Rate on the Interest Rate Determination Date (the “Applicable Interest Rate”). The Agent shall promptly (and in any event no later than 3:00 p.m. (Beijing time) on any Interest Rate Determination Date) notify the Borrower of the Applicable Interest Rate on the relevant Borrowing. Subject to the further provisions of this Section 2.06, the Borrower shall pay interest on the unpaid principal amount on each Advance from the Utilisation Date of such Advance until such principal amount has been paid in full at an interest rate equal to the Applicable Interest Rate with respect to such Advance from time to time.

(b) Payment on Interest Payment Date. The accrued interest on each Borrowing shall be paid on each Interest Payment Date. The Borrower shall remit the full amount of the interest then due and payable into the account designated by the Agent by wire transfer or bank transfer by 10:00 a.m. (Beijing time) on each Interest Payment Date.

(c) Overdue Interest Rate. If the Borrower fails to pay any amount payable by it under this Agreement on its due date pursuant to this Agreement, the Borrower shall pay the default interest on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one hundred thirty percent (130%) of the rate which would have been applicable if there had been no such non-payment as provided for in Section 2.06(a) or such applicable minimum rate of default interest as required by then prevailing laws of the PRC, whichever is lower. Any default interest accruing under this Subsection (c) shall be due and payable on the date notified by the Agent to the Borrower and shall be paid by the Borrower on that date. In no case shall the right of a Lender to collect the overdue interest from the Borrower affect any other rights of the Lender under any of the Finance Documents or the applicable laws.

(d) Misappropriation Interest Rate. In case the Borrower uses any Advance, or any part thereof, for any purpose not permitted by Section 2.16, the Borrower shall, promptly upon the demand by the Agent, pay penalty interest against misappropriation to the Agent for the benefit of the Lenders that made the Advances used in violation of Section 2.16. The penalty interest against misappropriation shall be calculated on the amount misappropriated for the actually appropriated days at a rate which is one hundred fifty percent (150%) of the rate which would have been applicable if there had been no such misappropriation as provided for in Section 2.06(a) or such applicable minimum rate of penalty interest as required by then prevailing laws of the PRC, whichever is lower. In no case shall the right of a Lender to collect the penalty interest against misappropriation affect other rights of the Lender under any of the Finance Documents or the applicable laws. If both the overdue interest rate and misappropriation interest rate are applicable, the Borrower shall be obligated to pay only the higher of the two rates.

(e) Compound Interest. The Borrower shall pay compound interest on the interest and penalty interest that are not paid when due at the penalty interest rate on each Interest Payment Date.

SECTION 2.07. Market Disruption. (a) (i) If the People’s Bank of China does not supply the Base Rate on the relevant Interest Rate Determination Date; or (ii) before close of business in Beijing on the Interest Rate Determination Date the Agent receives notifications from a Lender or Lenders acting in good faith (whose participations in the total outstanding Borrowings equal to or exceed 51% of the Borrowings) that the cost to it or them of funding the Borrowings would be in excess of the Applicable Interest Rate under this Agreement, the Agent shall promptly give notice to the Borrower and the relevant Finance Parties (such notice, the “Market Disruption Notice”), notifying them of such fact and that this Section 2.07 is in operation.

(b) If a Market Disruption Notice applies to a Borrowing which has not been advanced, that Borrowing shall, subject to Section 2.07 (c), be advanced on the requested Utilisation Date.

(c) Upon the issuance of a Market Disruption Notice to the Borrower and the relevant Finance Parties and a request from the Agent or the Borrower, the Agent and the Borrower shall enter into good faith negotiations (for a period of no longer than thirty (30) days) with a view to agreeing to a new applicable rate of interest, and during the negotiation period, the rate of interest on each Borrowing shall be the relevant rate last applied in accordance with Section 2.06(a). For the avoidance of doubt, if no alternative basis is agreed upon within the negotiation period of thirty (30) days: (i) the interest rate applicable to the Borrowings shall be determined by the Agent to be the rate equal to the financing costs of the Lenders plus a reasonable rate of return; or (ii) if the Borrower expressly states to the Agent that it would not accept such rate, then the entire Unused Commitment shall be cancelled and all the Borrowings shall, subject to PRC regulatory requirements, be repaid by the Borrower on the next following Interest Payment Date (with interest thereon through such Interest Payment Date at the rate of interest last applied in accordance with Section 2.06)(a).

SECTION 2.08. Prepayments of Advances. (a) The Borrower may, upon no less than five (5) Business Days’ prior written notice to the Agent, with such notice stating the date and aggregate principal amount of such prepayment, prepay the outstanding principal amount of such Borrowings in whole or ratably in part, together with any accrued and unpaid interest on such principal amount to the date of such prepayment, without any penalty or additional costs; provided, however, that each partial prepayment shall be in minimum principal amount of RMB 20,000,000 and integral multiples of RMB 1,000,000. Any amount prepaid shall not be re-borrowed and if any prepayment is not made on an Interest Payment Date, the Borrower shall pay the Break Costs, if any, with respect to such prepayment. Notwithstanding the above, if the Borrower makes prepayment with loan proceeds advanced by a financial institution (which for the avoidance of doubt shall exclude any proceeds received from any governmental authorities) that is not a Lender, the Borrower shall prepay the entire outstanding principal amount of the Borrowings. Any prepayment under this Section 2.08 shall satisfy the obligations under Section 2.05 in chronological order and be applied ratably among the participations of all the Lenders.

SECTION 2.09. Increased Costs. If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Advances (excluding for the purposes of this Section 2.09 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income), then the Borrower shall from time to time, within five (5) Business Days of demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased costs; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that it is unlawful or unable to perform its obligation to make, fund or maintain the Advances hereunder due to any introduction of or any change in or in the interpretation of any law or regulation, or any guideline, order, or requirement from a central bank or other governmental authority, the Agent shall promptly notify the Borrower upon becoming aware of any such event and upon such notice (i) the Commitment of that Lender will be immediately cancelled and the Borrower shall repay that Lender’s participation in the Borrowings made to the Borrower on the date agreed between the Borrower and such Lender or on the last day of the longest period permitted by applicable law for repayment of such Borrowing, whichever is the earlier; and/or (ii) that Lender may, at its sole decision, suspend making any Advance until the circumstances of illegality ceases to exist.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder no later than 11:00 a.m. (Beijing time) on the day when due in RMB to the Agent at the account as designated by the Agent in same day funds and irrespective of any right of counterclaim or set-off. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, or commitment fees ratably (other than amounts payable pursuant to Section 2.12) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest or commitment fees hereunder shall be made by the Agent on the basis of a year of three hundred and sixty (360) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent at the rate as calculated by the Agent to reflect its cost of funds.

(f) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement in currencies other than RMB, the Agent shall be entitled to convert or exchange such funds into RMB to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.11; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this Section 2.11(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses reasonably incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.11(f).

(g) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order: (i) firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents; (ii) secondly, in or towards payment pro rata of any accrued interest or commitment fees (other than as provided in (i) above) due but unpaid under this Agreement; (iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents. The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (ii) to (iv) above.

SECTION 2.12. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and any stamp taxes for which the Lenders are liable (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authorities or other authorities in accordance with applicable laws.

(b) Each party hereto shall pay the stamp duty (if any) payable by it pursuant to applicable laws and regulations.

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes assessed and determined by governmental and tax authorities as payable by and against the Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, except any such liability incurred as a result of such Lender’s or the Agent’s breach, willful default or negligence.

SECTION 2.13 Mitigation. Without limiting the rights of the Finance Parties and the obligations of the Borrower under Sections 2.09, 2.10 and 2.12, each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any commitment cancellation or amount becoming payable under or pursuant to any of such Sections including (but not limited to) transferring its rights and obligations under the Finance Document to another Affiliate or a different Applicable Lending Office if such transfer would mitigate the effect of such circumstances and would not, in the reasonable judgment of such Finance Party, be otherwise disadvantageous to such Finance Party.

SECTION 2.14 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be made available (and the Borrower agrees that it shall use such proceeds) solely to: (a) finance the Borrower’s capital expenditure in relation to a new production line in Beijing in accordance with the approval issued by the National Development and Reform Commission on May 18 2011 with the number of Fa Gai Gao Ji [2011] No.1005 (the

“Project”); or (b) if the capital expenditure in relation to the Project is financed by loans or advances from the Guarantor or its Subsidiaries, to refinance such loans or advances by way of entrustment loans or otherwise. In order to comply with the laws and regulations or the regulatory requirements of relevant governmental authorities, the Agent shall have the right to reasonably require the Borrower to provide documentation in its possession for the purpose of examining the application of the proceeds of the Advances.

ARTICLE III CONDITIONS TO LENDING

SECTION 3.01. Initial Conditions Precedent.

The Borrower may not deliver a Notice of Borrowing unless the Agent has received or waived its right to receive all of the documents and other evidence listed in and appearing to comply with the requirements as set out in this Section 3.01 below. The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence:

(a) Certified copy of the following constitutional documents of the Borrower:

(i)	its current Business Licence (original and duplication);

(ii)	its current Approval Certificate for Foreign Invested Enterprise;

(iii)	its Articles of Association including the Articles of Association at the establishment, any amendment thereto (if any);

(iv)	its current Organisation and Institution Code Certificate;

(v)	its current Tax Registration Certificate (for state tax);

(vi)	its current Tax Registration Certificate (for local tax);

(vii)	its most recent capital verification report;

(viii)	the latest list of directors registered at the competent administration of industry and commerce and the specimen signature of directors;

(ix)	the loan card of the Borrower issued by the People’s Bank of China, together with a valid password for accessing the bank credit register and consulting system to obtain information relating to the borrowings/guarantees of the Borrower as recorded therein;

(x)	current Foreign Exchange Card; and

(xi)	(A) approvals from the National Development and Reform Commission (or its local counterparts) in relation to the Project; (B) approvals from the Beijing Economic and Technology Development Committee or other equivalent governmental authorities in relation to the establishment and changes of the Borrower; (C) approvals from the Ministry of Environmental Protection (or its local counterparts) in relation to the Project.

(b) Certified copy of the Certificate of Good Standing from the State of New York related to the Guarantor;

(c) A copy of the resolutions of the executive committee of the board of directors of the Guarantor dated March 3, 2011 and a resolution of the board of directors of the Borrower:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Notice of Borrowing) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d) A specimen of the signature and identification card/document of each person signing the Finance Documents authorised by the resolution referred to in paragraph (c) above and an incumbency certificate of the Guarantor.

(e) A secretary’s certificate from the Guarantor.

(f) A legal opinion in relation to the PRC law from Jun He Law Office, the legal adviser of the Finance Parties.

(g) A legal opinion in relation to the law of New York from Baker & McKenzie, the legal adviser of the Finance Parties.

(h) This Agreement, the First Guaranty and the Fee Letters duly executed and delivered.

(i) The Original Financial Statements.

(j) Evidence that the fees, costs and expenses then due from the Borrower hereunder and/or under the terms of any Fee Letter have been paid or will be paid by the first Utilisation Date.

(k) Evidence that the requisite stamp duty payable by the Borrower in respect of this Agreement has been paid by the Borrower in full.

(l) Evidence that the paid-up registered capital of the Borrower is no less than USD 134,000,000.

(m) Any other documents related to this Agreement as may be reasonably required by the Lenders in accordance with applicable laws, regulations and any guideline or request from any central bank or other governmental authority.

SECTION 3.02 Conditions Precedent for Borrowing exceeding RMB 1,500,000,000. The Borrower may not deliver any Notice of Borrowing if the Lenders’ compliance with such Notice of Borrowing will cause the total amount of the Borrowing under this Agreement to exceed RMB 1,500,000,000 unless the Agent has received or waived its right to receive all of the documents and other evidence listed in and appearing to comply with the requirements as set out in this Section 3.02 below. The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence:

(a) the resolutions of the board of directors or the executive committee of the Guarantor:

(i) approving the terms of, and the transactions contemplated by the Second Guaranty and resolving that it executes the Second Guaranty;

(ii) authorising a specified person or persons to execute the Second Guaranty on its behalf;

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Second Guaranty.

(b) A specimen of the signature and identification card/document of each person signing the Second Guaranty authorised by the resolutions referred to in paragraph (a) above.

(c) A legal opinion in relation to the law of New York from Baker & McKenzie, the legal adviser of the Finance Parties.

(d) The Second Guaranty duly executed and delivered.

SECTION 3.03. Further Conditions Precedent. The Lenders will only be obliged to comply with Section 2.02 if on the date of the Notice of Borrowing and on the proposed Utilisation Date:

(a) no Default is continuing or would result from the proposed Borrowing;

(b) the Repeating Representations to be made by the Borrower are true in all material respects;

(c) the registered capital of the Borrower has been paid up to the level at least in proportion to the ratio of aggregate amount of Advances to the Total Commitment.

(d) the amount of the proposed Borrowing plus the outstanding amount of the aggregate Borrowings do not exceed the maximum guaranteed amount under the Guaranty.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Borrower represents and warrants as follows on the Execution Date:

(a) Each of the Obligors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) The execution, delivery and performance by each of the Obligors of this Agreement, the Guaranty and the Fee Letters, as applicable, and the consummation of the transactions contemplated hereby, are within its corporate powers, have been duly authorized by all necessary corporate actions, and do not contravene (i) its charter or by-laws or articles of association, or (ii) law or any contractual restriction binding on or affecting it, except as would not reasonably be expected to have a Material Adverse Effect.

(c) No Authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by each of the Obligors of the Finance Documents.

(d) The Finance Documents (to which it is a party) have been duly executed and delivered by each of the Obligors. The Finance Documents (to which it is a party) constitute the legal, valid and binding obligation of each of the Obligors enforceable against it in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and (where applicable) by general principles of equity, whether enforcement is sought in a proceeding in equity (where applicable) or at law.

(e) (i) The Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements. (ii) The Original Financial Statements fairly present, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries as of the dates presented and the consolidated results of operations of the Guarantor and its Subsidiaries for the periods presented. (iii) To the best of its knowledge, there has been no change with Material Adverse Effect in the Guarantor’s business or financial condition since the date to which the Original Financial Statements were made up.

(f) There is no pending or, to the knowledge of it, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower before any court, governmental agency or arbitrator that would be reasonably likely to have a Material Adverse Effect.

(g) Intentionally omitted.

(h) The Borrower will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings, either generally or in relation to a specific property.

(i) The Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(j) (i) The operations and properties of the Borrower taken as a whole comply with all applicable Environmental Laws and Environmental Permits, (ii) all past non-compliance with such Environmental Laws and Environmental Permits have been resolved, are being contested in good faith by appropriate proceedings or are in the process of being remediated or otherwise resolved in cooperation with applicable governmental authorities, and (iii) no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against it or any of its Subsidiaries or any of their properties, except in each case where any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(k) The Borrower has title to its properties, as applicable, which are necessary for the conduct of its business as presently being conducted, and none of such property is subject to any Lien except for Permitted Liens.

(l) No information, exhibit or report furnished by the legal representative, authorized signatory or other persons whose names and email addresses are listed in Section 8.02 to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not misleading.

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the following covenants shall remain in force:

(a) Authorisation, Etc. The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to enable it to perform its obligations under the Finance Documents in all material respects and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document and to ensure the legality of the Project in all material respects.

(b) Compliance with Laws, Etc. The Borrower will comply with all applicable laws, rules, regulations and orders except in each case to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(c) Payment of Taxes, Etc. The Borrower will pay and discharge before the same shall become delinquent, if failure to do so would have a Material Adverse Effect, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that it shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(d) Maintenance of Insurance. The Borrower will maintain sufficient insurance (including but not limited to fire insurance, property all risk, etc.) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e) Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain its corporate existence and will maintain its status of foreign-invested enterprise.

(f) Visitation Rights. The Borrower will, at any reasonable time, upon reasonable notice and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof (at their sole cost and expense), to examine the records and books of account of, and visit the properties of, the Borrower, and to discuss the application of the loan proceeds with the Borrower and its officers or directors and with its independent certified public accountants, in each case to the extent relevant to the Borrowings and necessary to enable the Lenders to perform their duties under the relevant PRC law and regulations.

(g) Keeping of Books. The Borrower will keep proper books of record and account in accordance with, and to the extent required by, GAAP.

(h) Maintenance of Properties, Etc. The Borrower will maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i) Transactions with Affiliates. Except as otherwise specified herein, the Borrower will conduct all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to it in any material respect than it would obtain in a comparable arm’s-length transaction with a Person not being an Affiliate.

(j) Ownership. The Borrower will remain, directly or indirectly, controlled and at least fifty one percent (51%) owned by the Guarantor.

(k) Pari Passu Ranking. The Borrower will ensure its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(l) Borrowing Gap. The Borrower shall ensure that the outstanding amount of the aggregate Borrowing or Unpaid Sum shall not exceed the difference between the amount of the total investment and the paid-up capital of the Borrower which is then available for incurring foreign debt (the “Borrowing Gap”). The Borrower shall take all necessary steps and procedures required to obtain, as soon as practicable, all necessary governmental and corporate approval in respect of the increase of total investment and/or a capital injection into the Borrower in the form of shareholder’s equity sufficient for maintaining the Borrowing Gap and for the Borrower to fulfill its obligations under this Agreement.

(m) Lending. The Borrower may lend money to any of the Guarantor’s Subsidiaries located in PRC pursuant to the regulations of the PRC so long as the maximum outstanding amount of such loan does not exceed RMB 500,000,000.

(n) Reporting Requirements.

(i) The Borrower shall supply to the Agent in sufficient copies for all the Lenders within one hundred and fifty (150) days after the end of each of its financial year, its audited financial statements for that financial year prepared in accordance with the generally accepted accounting principles in the PRC, and shall supply to the Agent within ninety (90) days after the end of the first half of each of its financial year, its unaudited financial statements for that financial half year;

(ii) The Borrower shall procure the Guarantor to, (A) supply to the Agent within one hundred and fifty (150) days after the end of each of its financial years, its audited consolidated financial statements for that financial year prepared in accordance with GAAP, and (B) supply to the Agent within sixty (60) days after the end of each of the first, second and third fiscal quarter, respectively, its unaudited consolidated financial statements for that fiscal quarter;

(iii) The Borrower shall procure the Guarantor to supply to the Agent, with each set of financial statements delivered pursuant to the requirement above, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Section 5.03 as at the date as at which those financial statements were drawn up;

(iv) Financial statements of the Guarantor required to be delivered pursuant to clause (ii) above shall be deemed to have been delivered on the date on which such report is posted on the U.S. Securities and Exchange Commission’s website at www.sec.gov, and such posting shall be deemed to satisfy the financial reporting requirements of clause (ii) above in respect of the Guarantor.

(v) The Borrower shall notify the Agent of any Default (and the steps being taken to remedy it) promptly upon becoming aware of the occurrence of any such Default. Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by any of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it);

(vi) The Borrower shall report to the Agent promptly, such further information (including but not limited to any books and records) regarding its financial condition, business and operations or any record to the extent necessary to prove the Borrower’s ability to duly perform its payment obligations under the Finance Documents, as any Finance Party (through the Agent) may reasonably request;

(vii) The Borrower shall notify the Agent promptly, of any change in its authorised signatories for the purposes of the Finance Documents, such notice will be signed by an authorised person of the Borrower and accompanied by specimen signatures of any new authorised signatories; and

(viii) The Borrower shall notify the Agent promptly after the commencement or notice of current, threatened or pending actions and proceedings before any court, governmental agency or arbitrator affecting it or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(ix) The Borrower shall supply to the Agent such further information as the Agent may from time to time reasonably request.

(o) All present and future shareholders’ loans and inter-company loans extended to the Borrower (excluding loans or advances from the Guarantor or it Subsidiaries referred to in Section 2.16) shall be subordinated to the Borrower’s obligations hereunder upon the occurrence and during the continuance of any Event of Default.

(p) The Borrower shall procure that the Guarantor shall remain listed on the New York Stock Exchange.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the following covenants shall remain in force:

(a) Liens, Etc. The Borrower will not create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than the Permitted Liens.

(b) Mergers, Etc. The Borrower will not enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Majority Lenders except for the amalgamation, demerger, merger or corporate reconstruction where the Borrower remains as the surviving entity or the surviving entity is at least fifty one percent (51%) owned by the Guarantor and provided that such transaction does not have a Material Adverse Effect.

(c) Accounting Changes. The Borrower will not make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP or applicable laws.

(d) Change in Nature of Business. The Borrower will not make any material change in the nature of its business as carried on at the Execution Date.

(e) Dividends, Etc. The Borrower will not distribute dividends to its shareholders at any time that an Event of Default has occurred and is continuing or if such distribution would give rise to a Default.

(f) Disposal. The Borrower will not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the whole or substantially all of its assets other than a Permitted Disposal.

(g) Investments, etc. Excluding any intra group transaction, the Borrower will not make material investment or incur substantial Financial Indebtedness exceeding RMB500,000,000 in aggregate (excluding Financial Indebtedness hereunder) without the prior written consent of the Majority Lenders (which is not to be unreasonably withheld).

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall ensure that the Guarantor will:

(a) Leverage Ratio. Maintain, as at the end of each fiscal quarter, a ratio of Consolidated Debt for Borrowed Money to Consolidated Total Capital of not greater than 0.50 to 1.00.

(b) Interest Coverage Ratio. Maintain, as at the end of each fiscal quarter, a ratio of Adjusted Consolidated EBITDA for the period of four fiscal quarters then ended of the Guarantor and its Subsidiaries to Consolidated Interest Expense of the Guarantor and its Subsidiaries during such period of not less than 3.50 to 1.00.

SECTION 5.04. Updated Business Licence. The Borrower shall promptly apply to the relevant government authorities for an updated Business Licence of the Borrower under which the registered capital of the Borrower is not less than USD325,000,000 (or its equivalent in RMB) and provide to the Agent a certified copy of such updated Business Licence (original and duplication) as soon as practicable within two (2) months upon the first Utilisation Date or any other later date to be agreed by the Agent (on behalf of Majority Lenders). For the avoidance of doubt, so long as the Borrower complies with its obligation under this Section 5.04 and the applicable laws, regulations and governmental approvals, the existence and business operation of the Borrower under the existing Business Licence pending the grant of the updated Business Licence shall not constitute a breach of Section 4.01(a) and/or Section 5.01(a) provided that if the updated Business Licence is not granted within two (2) months of the first Utilisation Date, in the reasonable opinion of the Majority Lenders, no event has occurred and is continuing which has a Material Adverse Effect.

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower fails to pay any principal of any Advance when the same becomes due and payable; or the Borrower fails to pay any interest on any Advance or make any other payment of fees or other amounts payable under the Finance

Documents unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date; or

(b) Any requirement of Section 5.03 is not satisfied, and the Obligor fails to remedy it within a fifteen (15) days after the Agent has given written notice thereof to the relevant Obligor (if curable); or

(c) Any material representation or warranty made by any Obligor shall prove to have been incorrect in any material respect when made; or

(d) An Obligor fails to perform or observe any other material term, covenant or agreement contained in the Finance Documents which is reasonably likely to give rise to a Material Adverse Effect, and such failure, if remediable, shall remain unremedied for fifteen (15) Business Days after written notice thereof shall have been given to the Obligor by the Agent; or

(e) The Borrower fails to pay any Financial Indebtedness of more than RMB200,000,000 (or its equivalent) in aggregate (but excluding Financial Indebtedness outstanding hereunder) or the Guarantor fails to pay any Financial Indebtedness of more than USD50,000,000 (or its equivalent) in aggregate (but excluding Financial Indebtedness hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the expiry of the applicable grace period, if any, specified in the agreement or instrument relating to such Financial Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Financial Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Financial Indebtedness; or any such Financial Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defused, or an offer to prepay, redeem, purchase or defuse such Financial Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, provided that, in each case in relation to the Borrower, it is not caused by the failure of a Non-performing Lender to perform or comply with its funding obligations in accordance with this Agreement; or

(f) Any Obligor ceases generally to pay its debts as they fall due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding has been instituted by or against it seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occurs; or it has taken any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of more than RMB400,000,000; or

(h) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Document; or

(i) An Obligor repudiates a Finance Document; or

(j) Any Guaranty becomes invalid or unenforceable for any reason, (other than the termination of the First Guaranty in accordance with the terms set out herein and therein);

the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower: (i) cancel the Total Commitments whereupon they shall immediately be cancelled; (ii) declare that all or part of the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or (iii) declare that all or part of the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or (iv) require the Borrower to provide additional security or take any other remedy measures (provided that the Finance Parties’ rights under the Finance Documents or under the applicable laws and regulations shall not be prejudiced).

ARTICLE VII THE AGENT

SECTION 7.01. Authorization and Authority. Each Lender hereby irrevocably appoints the Agent to act on its behalf as the agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent and the Lenders, and none of the Obligors shall have rights as a third party beneficiary of any of such provisions, nor shall any of such provisions impair or otherwise affect any rights of the Borrower under the Finance Documents.

SECTION 7.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Obligors or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefore to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in an Obligor or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Obligors or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations under the Finance Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders under the Finance Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Finance Documents, (ii) the receipt by the Agent’s Group of information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations under the Finance Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

SECTION 7.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to take action that is otherwise discretionary or refrain from taking action that is otherwise discretionary (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to the Finance Documents or applicable laws.

(b) The Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Obligors or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with the Finance Documents, (ii) the contents of any certificate, report or other document delivered under or in connection with the Finance Documents or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Finance Documents or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Finance Documents or any other agreement, instrument or document or the perfection of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s Ratable Share of such Borrowing. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable to the Lenders for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be subject to the duties and obligations of all provisions of this Agreement (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 7.06. Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Obligors. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Obligors, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (such thirty (30) day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the relevant qualifications. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Obligors and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent in its capacity as Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Obligors to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Obligors and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 7.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (1) entering into the Finance Documents, (2) making Advances and other extensions of credit hereunder and (3) taking or not taking actions under the Finance Documents, (ii) is financially able to bear such risks and (iii) has determined that entering into the Finance Documents and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Finance Documents, (ii) it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, the Finance Documents based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, the Finance Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(1)	the financial condition, status and capitalization of the Obligors;

(2)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection herewith;

(3)	determining compliance or non-compliance with any condition hereunder to the making of an Advance, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(4)

the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or any of their respective Related Parties under or in connection with the Finance Documents, the transactions contemplated hereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents.

SECTION 7.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, no Finance Party shall have any powers, duties or responsibilities under the Finance Documents, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 7.09. Money Laundering. Each Lender shall, upon request of the Agent, promptly provide to the Agent (acting for its own interest) any documents and evidences (or procure the same to be provided) reasonably required by any anti-money laundering laws and regulations applicable to it or any of its Affiliates for the purpose of investigation, with the investigation result satisfactory to the Agent.

ARTICLE VIII MISCELLANEOUS

SECTION 8.01. (a) Amendments, Etc. No amendment or waiver of any provision of the Finance Documents, nor consent to any departure by any Obligors therefrom, shall in any event be effective unless the same shall be in writing and agreed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and agreed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Article III, (ii) increase the Commitments of the Lenders, (iii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (vi) change the definition of “Majority Lenders”, (vii) change the use of the Borrowing, (viii) change any provision which expressly requires the consent of all the Lenders; (ix) change the currency of payment, (x) any amendment to Section 2.11 and Section 7.06; (xi) any amendment, change or waiver in relation to the Guaranty and Guarantor, or (xii) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under the Finance Documents.

(b) For so long as there is any Non-performing Lender, in determining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitment has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, (i) such Non-performing Lender’s Commitment shall be excluded from such determination unless (1) its failure to lend is caused by any law or regulation, government policy or guideline applicable to such Non-performing Lender acting in good faith and (2) such Non-performing Lender has not been a Non-performing Lender, for whatever reason, for a consecutive period of more than two (2) months at the time of such determination, and (ii) if such Non-performing Lender is not excluded under paragraph (i) above and has any

Unused Commitment, its Commitment will be reduced by the amount of its Unused Commitment.

(c) If at any time, all Lenders become Non-performing Lenders, all such Non-performing Lenders shall be included in determining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitment has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be written in English and faxed or delivered, if to the Obligors, at (i) the Borrower’s address at No.22 South Tongji Road BDA, 101102 Beijing, China, Facsimile number 010-67817886, Telephone number 010-67873838 Attention: Finance Director; copy to Corning China (Shanghai) Regional Headquarter at 8/F Wheelock Square, 1717 West Nanjing Road, Shanghai 200040, China, Facsimile number 021-62152988, Telephone number 021-22152888 Attention: Hong Liu (Legal) and (ii) the Guarantor’s address at One Riverfront Plaza, Corning New York 14831, U.S., Facsimile number 001-607-974-6686, Attention: Corporate Secretary; if to any Initial Lender, at its Applicable Lending Office with the contact information specified in the corresponding signature page hereof; if to any other Lender, at its Applicable Lending Office with the contact information specified in the Transfer Certificate pursuant to which it became a Lender; and if to the Agent, at its address at 22nd Floor, Standard Chartered Tower, 201 Century Avenue Pudong, Shanghai 200120 China, Facsimile number (86-21) 58764546, Telephone number (86-21) 38516203/38516752 Attention: Mr. Albert Quan/Mr. Davis Zhang; email address: albert.quan@sc.com/davis-jie.zhang@sc.com, with a copy to Jacky Chan (Telephone number: (852) 2282 6451, email address: jacky-chi-pui@sc.com) or, as to any Obligor or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when faxed, delivered or e-mailed, be effective when deposited with a courier, faxed or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by fax or other electronic transmission of an executed counterpart of any amendment or waiver of any provision of the Finance Documents to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Only the persons designated by the Borrower and notified to the Agent in writing may provide information, exhibits or reports to the Agent in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under the Finance Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay within ten (10) Business Days after demand all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of the Finance Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto. The Borrower further agrees to pay within ten (10) Business Days after demand all out of pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Finance Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a); provided that, the Borrower shall not be obligated to pay any such costs or expenses to the extent the Agent or the Lenders do not prevail in the action seeking such enforcement.

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender (each, an “Indemnified Party”) from and against any and all actual and direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) properly incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) a failure by the Borrower to pay any amount due under the Finance Documents on the due date, or the actual or proposed use of the proceeds of the Advances other than for the purposes as set out in Section 2.16, except to the extent such claim, damage, loss, liability or expense have resulted from the negligence or willful misconduct of such Indemnified Party or any of its Affiliates or Related Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Obligors, their directors equityholders or creditors or any other Person or, in good faith, by an Indemnified Party. Each of the Borrower and the Finance Parties also agrees not to assert any claim for special, indirect, consequential or punitive damages against each other, any of their Affiliates, or any of their respective Related Parties, on any theory of liability, arising out of or otherwise relating to the Finance Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable under the Finance Documents.

(d) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the reasonable fees, charges and disbursements of any advisor or counsel for such Person that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Finance Documents or any action taken or omitted by the Agent; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for its Ratable Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any deposit or other indebtedness owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under Finance Documents (to the extent beneficially owned by such Lender), whether or not such Lender shall have made any demand under the Finance Documents. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assignees, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignment and Transfer.

(a) Subject to this Section 8.07, a Lender (the “Existing Lender”) may: (i) assign all or, if permitted by applicable laws or relevant policies declared by regulatory authorities, any part of its rights (and for the avoidance of doubt, the term “assignment” referred to in this Section 8.07 only refers to an assignment of the rights of a Lender); (ii) transfer by novation all or, if permitted by applicable laws, any part of its rights and obligations (and for the avoidance of doubt, the term “transfer” referred to in this Section 8.07 only refers to a transfer of both the rights and the obligations of a Lender), to another bank or financial institution registered in the PRC with an Applicable Lending Office in Beijing for lending under this Agreement (the “New Lender”), subject however, to the other Lenders’ preemptive right for such rights and/or obligations to be assigned or transferred by the Existing Lender. Upon five (5) Business Day’s prior written notice, the Borrower shall have the right to require any Non-performing Lender to assign its Commitment to any New Lender the Borrower may specify.

(b) The Borrower hereby agrees that a Lender may assign or transfer to a New Lender of all of its Commitment, rights, and obligations under the Finance Documents, after such Lender has obtained written consent from the Borrower and the Guarantor (which is not to be unreasonably withheld and may be subject to reasonable conditions, including without limitation, no increase in liability or costs to the Borrower or the Guarantor and lending office requirement). The Agent shall timely notify the relevant Obligors of each such assignment or transfer. Any assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Initial Lender. Any transfer will only be effective if the procedure set out in Section 8.07(d) is complied with.

(c) The New Lender shall, on or prior to the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of RMB 12,000.

(d) Subject to the conditions set out in Section 8.07(b), a transfer is effected when the Agent executes an otherwise duly completed Transfer Certificate (in triplicate) delivered to the Agent by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Agent shall as soon as practical send a copy of such executed Transfer Certificate to the Borrower and the Guarantor. The Agent shall execute as soon as possible a Transfer Certificate delivered to it and appearing on its face to comply with the terms of this Agreement.

(e) Subject to the satisfaction of the conditions set out in Section 8.07(b) (including obtaining the prior written consent of the Borrower), on the Transfer Date : (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the transferring Existing Lender shall be released from further rights and obligations towards one another under the Finance Documents and the transferring Existing Lender shall have no further rights or obligations under the Finance Documents (being the “Discharged Rights and Obligations”); (ii) each of the Obligors and the New Lender shall assume only the Discharged Rights and Obligations with respect to each other; (iii) the Agent, the Existing Lenders, and the New Lender shall acquire and assume the same rights and obligations between themselves as they would have acquired and assumed had the New Lender been an Initial Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and each Existing Lender shall each be released from further obligations to each other under this Agreement; and (iv) the New Lender shall become a party as a “Lender”.

(f) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for: (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents; (ii) the financial condition of any Obligor; (iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other documents, and any representations or warranties implied by law are excluded. Each New Lender confirms to the Existing Lender and the other Finance Parties that it: (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Subsidiaries while any amount is or may be outstanding under the Finance Documents or any Commitment is in force. Nothing in any Finance Document obliges an Existing Lender to: (i) accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Section 8.07; or (ii) support or bear any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(g) The Existing Lender and the New Lender shall: (i) ensure that the relevant rights and/or obligations and/or risks are assigned or transferred, (ii) not enter into any repurchase arrangement (whether expressly or impliedly), and (iii) strictly follow the requirements under the applicable laws and regulations for accounting treatment in relation to such assignment or transfer, when making assignment or transfer pursuant to this Section 8.07.

(h) Without the prior consent of the Agent, the Borrower shall not assign or transfer all or any of its rights and/or obligation under this Agreement.

SECTION 8.08. Confidentiality. Neither the Agent nor any Finance Party may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information, on a need-to-know basis, (a) to its respective head office, holding company, subsidiaries of its holding company, branches, managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being agreed that any such Person to whom such disclosure is made will be informed of the confidential nature of such Company Information and such Person shall have agreed to keep such Company Information confidential on the same terms as provided herein), (b) to the extent properly requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, provided that, to the extent legal and practicable, the Obligors are given prompt written notice of such requirement or request prior to such disclosure and assistance in obtaining an order protecting such information from public disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, to the extent legal and practicable, the Borrower is given prompt written notice of such requirement or request prior to such disclosure and assistance in obtaining an order protecting such information from such disclosure, (d) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (e) to the extent such Company Information (i) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or any Finance Party or a third party that is not, to the knowledge of the Agent or such Finance Party, in breach of such third party’s obligations of confidentiality or (ii) is or becomes available to the Agent or such Finance Party on a non-confidential basis from a source other than the Obligors, any of the Subsidiaries or any of their respective Related Parties and not, to the knowledge of the Agent or such Finance Party, in breach of such third party’s obligations of confidentiality and (f) with the consent of the Obligors.

For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Obligors, any of their Subsidiaries or any of their respective Related Parties relating to the Obligors or any of their Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information.

SECTION 8.09. Language. This Agreement shall be executed in both English and Chinese. If there is any conflict between the Chinese version of this Agreement and the English version, the English version shall prevail.

SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12. Enforcement. The courts of Beijing, PRC have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

SECTION 8.13. Waiver of Immunity. The Borrower and each Finance Party hereby irrevocably waives any immunity under any suit or judicial process it or its assets have or may have in any jurisdiction.

Schedule 1 Initial Lenders and Commitments

Name of Initial Lender	Commitment in RMB
Bank of China Limited, Beijing Branch	1,900,000,000
Bank of Tokyo-Mitsubishi UFJ (China), Ltd., Beijing Branch	800,000,000
Standard Chartered Bank (China) Limited, Beijing Branch	1,000,000,000
Citibank (China) Co. Limited, Beijing Branch	300,000,000
Total:	4,000,000,000

Schedule 2 Form of Borrowing Plan

To:	[ ] as the Agent

From:	[(Borrower)]

Dated:

Dear Sirs,

[(Borrower)] – [(Amount)] Credit Agreement dated [            ] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. Please see below a borrowing plan for the [ ] month of the year of [ ].

Time Period	Proposed Advance Amount	Remark

2.	Please note that the above borrowing plan is indicative and for your reference only. We are not obliged but will use reasonable efforts to comply with such borrowing plan.

Signed:
[Authorized signatory/director]
of
[Borrower]

Schedule 3 Form of Notice of Borrowing

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs,

[(Borrower)] – [(Amount)] Credit Agreement dated [            ] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Notice of Borrowing. Terms defined in the Credit Agreement shall have the same meaning in this Notice of Borrowing.

2.	We wish to borrow a Borrowing on the following terms:

Proposed Utilisation Date: [            ] (or, if that date is not a Business Day, the next Business Day)

Amount:   [            ]

Currency: RMB

[(If the Borrowing is less than RMB 5,000,000):]

[Account Name: [    ] [Insert details of the Borrower’s Loan Disbursement Account ]

Account Number: [    ]

Bank: [    ]

Location: [    ]

Swift code: [    ]]

[(If the Borrowing exceeds RMB 5,000,000):]

Name of Third Party Payee: [    ]

Account Information of Payee: [    ]

Payment Amount to the Payee: [    ]

Due date of payment to Payee: [    ]

3.	We confirm that the construction progress of the Project matches with the investment amount already injected into the Project.

4.	We confirm that the conditions specified in Section 3.03 (Further conditions precedent) are satisfied on the date of this Notice of Borrowing.

5.	This Notice of Borrowing is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

Schedule 4 Form of Compliance Certificate

To:	[ ] as the Agent

From:	[(Guarantor)]

Dated:

Dear Sirs,

[(Borrower)] – [(Amount)] Credit Agreement dated [            ] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Compliance Certificate. Terms used in the Credit Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants as per Section 5.03, including calculations in reasonable details]

Signed:
[Authorized signatory]
of
[Guarantor]

Schedule 5

First Part

Form of First Guaranty

GUARANTY, dated as of             , 2011, made by Corning Incorporated, a corporation organized and existing under the laws of New York (the “Guarantor”), in favor of the Facility Agent for and on behalf of the Finance Parties (the “Finance Parties”) as defined in the Credit Agreement dated as of             , 2011 among (1) Corning Display Technologies (China) Co., Ltd. as borrower (the “Borrower”), (2) the Initial Lenders, (3) Bank of China Limited, Bank of Tokyo-Mitsubishi UFJ (China), Ltd. and Standard Chartered Bank (China) Limited as mandated lead arrangers and bookrunners, (4) Citibank (China) Co., Limited as arranger, and (5) Standard Chartered Bank (China) Limited, Beijing Branch as facility agent (the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to provide credit to or for the account of the Borrower, the Guarantor’s wholly owned subsidiary, pursuant to the terms and conditions of the Credit Agreement, the Guarantor agrees as follows:

1. Guaranty. The Guarantor unconditionally, absolutely and irrevocably guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of any and all present or future indebtedness of the Borrower to the Finance Parties pursuant to the terms and conditions of the Credit Agreement under which the maximum principal loan amount shall not exceed USD650,000,000 (or its equivalent) (the “Obligations”). If the Borrower fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to the Agent on behalf of the Finance Parties. The Guarantor will also pay to the Agent’s reasonable expenses (including without limitation, reasonable legal fees and expenses) incurred by the Agent in enforcing the rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection. This Guaranty is in lieu of any guaranty, letter of credit, cash collateral or any similar right that the Finance Parties may have under any other agreement, whether executed or to be executed, oral or written, between the Finance Parties on the one hand or the Borrower or the Guarantor on the other hand.

Notwithstanding the foregoing, in any action or proceeding involving any state corporate law or any state or Federal bankruptcy, insolvency, reorganization, fraudulent conveyance, or other law affecting the rights of creditors generally, if the obligations of the Guarantor would otherwise be held or determined to be void, invalid or unenforceable on account of the amount of its liability hereunder, then notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

2. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that the Agent or the other Finance Parties exercise any right or take any action against the Borrower.

3. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by the Finance Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

4. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which the Lenders are committed to provide extensions of credit pursuant to the terms and conditions of the Credit Agreement.

5. Place and Currency of Payment. The Guarantor hereby guarantees that the Obligations will be paid to the Agent on behalf of the Finance Parties without set-off or counterclaim. All payments under this Guaranty shall be made to the Agent to its account at such office or bank as it may notify to the Guarantor for this purpose. Except as set forth in Section 11 hereof, payments under this Guaranty shall be made for value on the due date in the currency in which the relevant Obligations are denominated on their due date (the “Relevant Currency”).

6. Representations and Warranties. The Guarantor represents and warrants that: (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it, (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty, (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and (iv) the Guarantor’s payment obligations under this Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7. Guarantor Covenants.

7.01 GAP. The Guarantor agrees to: (i) take all such action required to ensure that the outstanding amount of the aggregate Borrowing or Unpaid Sum shall not exceed the available GAP, including without limitation (a) making capital contributions to the Borrower, and/or (b) ensuring that, subject to PRC regulations, the Borrower’s total investment and/or registered capital are promptly increased and such increased capital is promptly contributed to the Borrower in full.

For the purpose of the above, “GAP” shall have the meaning given to the expression “Borrowing Gap” in Section 5.01(l) of the Credit Agreement

7.02 Compliance with Laws and Listing Rules. The Guarantor undertakes to comply with (i) all requirements of applicable laws or regulations and (ii) all requirements and requests of applicable government departments, agencies and regulatory authorities (including applicable stock exchange), except in each case where any failure to do so would not reasonably be expected to have a Material Adverse Effect.

8. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

9. Waivers, Amendments. No waiver of any provision of this Guaranty will be effective unless the same is in writing and signed by the Majority Lenders, and then such waiver will be effective only in the specific instance and for the specific purpose for which given. This Guaranty may not be amended except by a writing signed by the Guarantor and the Agent.

10. Addresses. All notices and other communications provided for hereunder will be written in English, and sent by international courier, or electronically delivered, if to the Guarantor, at its address at One Riverfront Plaza, Corning, New York, Attention: Treasurer, with a copy to the Corporate Secretary, and if to a Financing Party, to the Agent at its address as set forth in the Credit Agreement or, as to any such party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will be effective when deposited with an international courier, or delivered electronically, respectively.

11. Judgment. If the Finance Parties receive an amount hereunder or a judgment or order in respect of any such amount in a currency other than the Relevant Currency (the “non-Relevant Currency”) the Guarantor will pay to the Agent on behalf of the Finance Parties on demand any exchange costs and taxes payable by the Agent in connection with the conversion of such amount into the Relevant Currency and, if the amount of the Relevant Currency which can be purchased with such non-Relevant Currency by the Agent on its receipt at the market rate in the usual course of its business, is less than the sum originally due to the Finance Parties in the Relevant Currency, the Guarantor agrees, as a separate obligation to pay an amount to the Agent on behalf of the Finance Parties in the Relevant Currency equal to the shortfall. In the event the amount of the Relevant Currency which can be so purchased by the Agent exceeds the aggregate of the exchange costs and taxes payable by the Agent in connection with the conversion and the sum originally due to the Finance Parties in the Relevant Currency, the Agent will remit the excess to the Guarantor.

12. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The parties to this Guaranty hereby irrevocably agree that any legal suit or proceeding arising with respect to or arising out of or in connection with this Guaranty shall be brought before the United States District Court for the Southern District of New York, sitting in New York, New York, who shall have exclusive jurisdiction over any such legal suit or proceeding.

13. Waiver of Jury Trial. Each of the Guarantor, the Borrower and each Finance Party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

14. Counterparts. This Guaranty may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

15. Unconditional. The Guarantor’s liability under this Guaranty shall be unconditional irrespective of (i) any illegality or lack of validity or enforceability of any Obligation or this Guaranty, (ii) any amendment or waiver or consent to departure from the terms of any Obligation, including any extension of the time or change of the manner or place of payment, (iii) any exchange, release, or non-perfection of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Finance Parties may have at any time against the Borrower, the Guarantor, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any statute of limitation, (vii) any act of any governmental authority or person or entity acting or purporting to act under governmental authority, (viii) any law or regulation of any jurisdiction or any other event affecting any term of an Obligation, and (ix) any other circumstance that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor, it being the intent of this paragraph that the Guarantor’s obligations hereunder shall be absolute and unconditional under any and all circumstances (and any defenses arising from the foregoing are hereby irrevocably waived by the Guarantor). No transfer or assignment made by any Lender pursuant to Section 8.07 of the Credit Agreement will affect the Guarantor’s obligations to make payments under this Guaranty.

16. Information Disclosure. The Guarantor agrees that Section 8.08 of the Credit Agreement is also applicable to disclosure of relevant information of Guarantor and this Guaranty.

17. Binding Effect. This Guaranty shall be binding on Guarantor and its successors and assigns. Guarantor shall not transfer any of its obligations under this Guaranty without the prior written consent of the Agent (on the instructions of all Lenders), and any purported transfer without that consent shall be void. If the Agent resigns in accordance with Section 7.06 of the Credit Agreement, the Agent may transfer its rights and obligations under this Guaranty to a successor Agent appointed pursuant to Section 7.06 of the Credit Agreement without the prior written consent of the Guarantor. This Guaranty shall inure to the benefit of the Agent and its successors and assigns.

18. Second Guaranty. This Guaranty shall automatically expire on the date that the Facility Agent has received the Second Guaranty issued by the Guarantor in favor of the Facility Agent for and on behalf of the Finance Parties, which shall be in the same form and substance as set out in Second Part, Schedule 5 to the Credit Agreement.

Corning Incorporated

By:
Name:
Title:

Second Part

Form of Second Guaranty

GUARANTY, dated as of             , 2011, made by Corning Incorporated, a corporation organized and existing under the laws of New York (the “Guarantor”), in favor of the Facility Agent for and on behalf of the Finance Parties (the “Finance Parties”) as defined in the Credit Agreement dated as of             , 2011 among (1) Corning Display Technologies (China) Co., Ltd. as borrower (the “Borrower”), (2) the Initial Lenders, (3) Bank of China Limited, Bank of Tokyo-Mitsubishi UFJ (China), Ltd. and Standard Chartered Bank (China) Limited as mandated lead arrangers and bookrunners, (4) Citibank (China) Co., Limited as arranger, and (5) Standard Chartered Bank (China) Limited, Beijing Branch as facility agent (the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to provide credit to or for the account of the Borrower, the Guarantor’s wholly owned subsidiary, pursuant to the terms and conditions of the Credit Agreement, the Guarantor agrees as follows:

1. Guaranty. This Guaranty shall supersede and replace the First Guaranty dated as of     , 2011 made by the Guarantor in favour of the Agent for and on behalf of the Finance Parties. The Guarantor unconditionally, absolutely and irrevocably guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of any and all present or future indebtedness of the Borrower to the Finance Parties pursuant to the terms and conditions of the Credit Agreement under which the maximum principal loan amount shall not exceed RMB4,000,000,000 (or its equivalent) (the “Obligations”). If the Borrower fails to pay-any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to the Agent on behalf of the Finance Parties. The Guarantor will also pay to the Agent’s reasonable expenses (including without limitation, reasonable legal fees and expenses) incurred by the Agent in enforcing the rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection. This Guaranty is in lieu of any guaranty, letter of credit, cash collateral or any similar right that the Finance Parties may have under any other agreement, whether executed or to be executed, oral or written, between the Finance Parties on the one hand or the Borrower or the Guarantor on the other hand.

Notwithstanding the foregoing, in any action or proceeding involving any state corporate law or any state or Federal bankruptcy, insolvency, reorganization, fraudulent conveyance, or other law affecting the rights of creditors generally, if the obligations of the Guarantor would otherwise be held or determined to be void, invalid or unenforceable on account of the amount of its liability hereunder, then notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

2. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that the Agent or the other Finance Parties exercise any right or take any action against the Borrower.

3. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by the Finance Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

4. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which the Lenders are committed to provide extensions of credit pursuant to the terms and conditions of the Credit Agreement.

5. Place and Currency of Payment. The Guarantor hereby guarantees that the Obligations will be paid to the Agent on behalf of the Finance Parties without set-off or counterclaim. All payments under this Guaranty shall be made to the Agent to its account at such office or bank as it may notify to the Guarantor for this purpose. Except as set forth in Section 11 hereof, payments under this Guaranty shall be made for value on the due date in the currency in which the relevant Obligations are denominated on their due date (the “Relevant Currency”).

6. Representations and Warranties. The Guarantor represents and warrants that: (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it, (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty, (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and (iv) the Guarantor’s payment obligations under this Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7. Guarantor Covenants.

7.01 GAP. The Guarantor agrees to: (i) take all such action required to ensure that the outstanding amount of the aggregate Borrowing or Unpaid Sum shall not exceed the available GAP, including without limitation (a) making capital contributions to the Borrower, and/or (b) ensuring that, subject to PRC regulations, the Borrower’s total investment and/or registered capital are promptly increased and such increased capital is promptly contributed to the Borrower in full.

For the purpose of the above, “GAP” shall have the meaning given to the expression “Borrowing Gap” in Section 5.01(l) of the Credit Agreement

7.02 Compliance with Laws and Listing Rules. The Guarantor undertakes to comply with (i) all requirements of applicable laws or regulations and (ii) all requirements and requests of applicable government departments, agencies and regulatory authorities (including applicable stock exchange) , except in each case where any failure to do so would not reasonably be expected to have a Material Adverse Effect.

8. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

9. Waivers, Amendments. No waiver of any provision of this Guaranty will be effective unless the same is in writing and signed by the Majority Lenders, and then such waiver will be effective only in the specific instance and for the specific purpose for which given. This Guaranty may not be amended except by a writing signed by the Guarantor and the Agent.

10. Addresses. All notices and other communications provided for hereunder will be written in English, and sent by international courier, or electronically delivered, if to the Guarantor, at its address at One Riverfront Plaza, Corning, New York, Attention: Treasurer, with a copy to the Corporate Secretary, and if to a Financing Party, to the Agent at its address as set forth in the Credit Agreement or, as to any such party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will be effective when deposited with an international courier, or delivered electronically, respectively.

11. Judgment. If the Finance Parties receive an amount hereunder or a judgment or order in respect of any such amount in a currency other than the Relevant Currency (the “non-Relevant Currency”) the Guarantor will pay to the Agent on behalf of the Finance Parties on demand any exchange costs and taxes payable by the Agent in connection with the conversion of such amount into the Relevant Currency and, if the amount of the Relevant Currency which can be purchased with such non-Relevant Currency by the Agent on its receipt at the market rate in the usual course of its business, is less than the sum originally due to the Finance Parties in the Relevant Currency, the Guarantor agrees, as a separate obligation to pay an amount to the Agent on behalf of the Finance Parties in the Relevant Currency equal to the shortfall. In the event the amount of the Relevant Currency which can be so purchased by the Agent exceeds the aggregate of the exchange costs and taxes payable by the Agent in connection with the conversion and the sum originally due to the Finance Parties in the Relevant Currency, the Agent will remit the excess to the Guarantor.

12. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The parties to this Guaranty hereby irrevocably agree that any legal suit or proceeding arising with respect to or arising out of or in connection with this Guaranty shall be brought before the United States District Court for the Southern District of New York, sitting in New York, New York, who shall have exclusive jurisdiction over any such legal suit or proceeding.

13. Waiver of Jury Trial. Each of the Guarantor, the Borrower and each Finance Party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

14. Counterparts. This Guaranty may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

15. Unconditional. The Guarantor’s liability under this Guaranty shall be unconditional irrespective of (i) any illegality or lack of validity or enforceability of any Obligation or this Guaranty, (ii) any amendment or waiver or consent to departure from the terms of any Obligation, including any extension of the time or change of the manner or place of payment, (iii) any exchange, release, or non-perfection of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Finance Parties may have at any time against the Borrower, the Guarantor, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any statute of limitation, (vii) any act of any governmental authority or person or entity acting or purporting to act under governmental authority, (viii) any law or regulation of any jurisdiction or any other event affecting any term of an Obligation, and (ix) any other circumstance that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor, it being the intent of this paragraph that the Guarantor’s obligations hereunder shall be absolute and unconditional under any and all circumstances (and any defenses arising from the foregoing are hereby irrevocably waived by the Guarantor). No transfer or assignment made by any Lender pursuant to Section 8.07 of the Credit Agreement will affect the Guarantor’s obligations to make payments under this Guaranty.

16. Information Disclosure. The Guarantor agrees that Section 8.08 of the Credit Agreement is also applicable to disclosure of relevant information of Guarantor and this Guaranty.

17. Binding Effect. This Guaranty shall be binding on Guarantor and its successors and assigns. Guarantor shall not transfer any of its obligations under this Guaranty without the prior written consent of the Agent (on the instructions of all Lenders), and any purported transfer without that consent shall be void. If the Agent resigns in accordance with Section 7.06 of the Credit Agreement, the Agent may transfer its rights and obligations under this Guaranty to a successor Agent appointed pursuant to Section 7.06 of the Credit Agreement without the prior written consent of the Guarantor. This Guaranty shall inure to the benefit of the Agent and its successors and assigns.

Corning Incorporated

By:
Name:
Title:

Schedule 6 Form of Transfer Certificate

To:	[ ] as the Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New/Replacement# Lender] (the “New/Replacement * Lender”)

Dated:

[(Borrower)] – [(Amount)] Credit Agreement dated [ ] (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Transfer Certificate. Terms defined in the Credit Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Section 8.07(d):

(a)	The Existing Lender and the New/Replacement* Lender agree to the Existing Lender transferring to the New/Replacement* Lender by novation the Existing Lender’s Commitment, rights and obligations referred to in the Appendix in accordance with Section 8.07.

(b)	The proposed Transfer Date is [ ].

(c)	The Applicable Lending Office and address, fax number and attention details for notices of the New/Replacement* Lender for the purposes of Section 8.02 are set out in the Appendix.

3.	The New/Replacement* Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Section 8.07.

4.	The New/Replacement* Lender hereby expressly assumes the Existing Lender’s Commitment (including all the Advances and the Unused Commitment of such Existing Lender), rights and obligations under the Finance Documents and agrees to pay, perform and/or discharge the same in accordance with their terms.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by the PRC law.

#	To select as appropriate

THE APPENDIX

Commitment/rights and obligations to be transferred

Transfer Details:

Nature:	[insert description of facility(ies) transferred]

Final Maturity Date:	[ ]

Participation Transferred

Commitment Transferred

Drawn Amount:	[ ]

Undrawn Amount:	[ ]

Administration Details:

New Lender’s Receiving Account:	[ ]

Process Agent:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Telex:	[ ]

Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CORNING DISPLAY TECHNOLOGIES (CHINA) CO., LTD.

(As Borrower)

By:	/s/ Li Fang
	Name:	Li Fang
	Title:	President

Address:	No.22 South Tongji Road, BDA

Postcode:	101102

Attention:	Liu Xiao Hong

Telephone:	86 10 67873838

Facsimile:	86 10 67817886

Email:	Liuhx@corning.com

BANK OF CHINA LIMITED

(As Mandated Lead Arranger and Bookrunner)

By:	/s/ Zhou Weiqing
	Name:	Zhou Weiqing
	Title:	Deputy General Manager, Corporate Banking Department

Address:	46/F BOC Tower, No. 200 Mid. Yinchen Road, Pudong New District, Shanghai

Postcode:	200120

Attention:	Ms. Zhu Jingwen / Mr. Yang Zhenyu

Telephone:	021-50375271/021-50372063

Facsimile:	021-50372433

Email:	scarletpolly@163.com/ericyzy1984@126.com

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD.

(As Mandated Lead Arranger and Bookrunner)

By:	/s/ Obara Masamichi
	Name:	Obara Masamichi
	Title:	General Manager, Head of Investment Banking Business, Product & Service Development Division

Address:	20/F, AZIA Center, No. 1233, Lujiazui Ring Road, Pudong New District, Shanghai

Postcode:	200120

Attention:	Hilda Bao , Sandy Zhang

Telephone:	021-68881666*2612, 2609

Facsimile:	021-6888-1661,1662

Email:	hilda_bao_xi_jia@cn.mufg.jp, zhang_lang@cn.mufg.jp

STANDARD CHARTERED BANK (CHINA) LIMITED

(As Mandated Lead Arranger and Bookrunner)

By:	/s/ Eric Chan
	Name:	Eric Chan
	Title:	Head of Loan Syndications, NE Asia

Address:	25F, Standard Chartered Tower, 201 Century Avenue, Pudong, Shanghai

Postcode:	200120

Attention:	Julia Chou Han Yin

Telephone:	021-3851-8876

Facsimile:	021-3896-3767

Email:	Julia-han-yin.Chou@sc.com

CITIBANK (CHINA) CO. LIMITED (As Arranger)

By:	/s/ Andrew Padovano
	Name:	Andrew Padovano
	Title:	Director, Head, China Global Subsidiaries Group, Global Banking

Address:	34F Citigroup Tower, No. 33 Hua Yuan Shi Qiao Road, Lu Jia Zui Finance and Trade Zone, Shanghai, P.R.China

Postcode:	200120

Attention:	Chris Xu

Telephone:	021-2896 6762

Facsimile:	021-5879 5936

Email:	chris.xu@citi.com

STANDARD CHARTERED BANK (CHINA) LIMITED, BEIJING BRANCH (As Agent)

By:	/s/ Patricia Yang
Name: Patricia Yang
Title: Head of MNC, North China

Address:	11/F Standard Chartered Tower, Kwan Tong Road 388, Kwun Tong, Hong Kong

Attention:	Anita Ip / Winnie Chan, Loans and Agency

Telephone:	+ 852 2282 6431 / 2285 6067

Facsimile:	+ 852 2810 0180

Email:	Anita.ip@sc.com/Winnie-wai-man.chan@sc.com

BANK OF CHINA LIMITED, BEIJING BRANCH (As Initial Lender)

By:	/s/ Shao Ying
Name: Shao Ying
Title: Senior Customer Manager

Address:	No.3 Rongjing East Street, BDA, Beijing

Postcode:	100176

Attention:	Ni Jia

Telephone:	010-67825943

Facsimile:	010-67825931

Email:	amy_55800@msn.com

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD., BEIJING BRANCH (As Initial Lender)

By:	/s/ Kumata Tomoaki
Name: Kumata Tomoaki
Title: General Manager, Beijing Branch

Address:	2/F, Beijing Fortune Building, No.5 Dong San Huan Bei-Lu, Chaoyang District Beijing

Postcode:	100004

Attention:	Wen Tianynag

Telephone:	010-65908888*313

Facsimile:	010-65908886

Email:	wen_tianyang@cn.mufg.jp

STANDARD CHARTERED BANK (CHINA) LIMITED, BEIJING BRANCH (As Initial Lender)

By:	/s/ Patricia Yang
Name: Patricia Yang
Title: Head of MNC, North China

Address:	11F, Standard Chartered Tower, World Finance Centre, No.1 East 3rd Ring Mid Road, Chaoyang Beijing

Postcode:	100020

Attention:	Amy Zhu / Roger Lu

Telephone:	010 5918 8172/021 3896 3308

Facsimile:	010 5918 2065

Email:	Amy.zhu@sc.com/Rodger.Lu@sc.com

CITIBANK (CHINA) CO. LIMITED, BEIJING BRANCH (As Initial Lender)

By:	/s/ Andrew Padovano
Name: Andrew Padovano
Title: GSG China Head

Address:	Floor 17, Excel Center No. 6 Wudinghou Street, Xi Cheng District, Beijing, China

Postcode:	100033

Attention:	Jeff Zeng / Linda Shi / An Na / Chengcheng Qiu

Telephone:	010-5937 6365 / 010-5937 6138 / 010-5937 6200 / 010-5937 6238

Facsimile:	010-5937 6123 / 010-5937 6123

Email:	Jiefu.zeng@citi.com / xiaolin.shi@citi.com / na.an@citi.com / chengcheng.qiu@citi.com